For Immediate Release

Sunesis Pharmaceuticals Reports Positive Initial Results from
Phase 2 Small Cell Lung Cancer Trial with SNS-595

Company to Review Topline Data from First Stage of Phase 2 Lung Cancer Trials in Conference Call Today

South San Francisco, CA, January 29, 2007 - Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS) today announced that the company will advance the small-cell lung cancer trial in treatment-sensitive patients to Stage 2. The company reported initial results from the first stages of two Phase 2 clinical trials of SNS-595, a novel cell-cycle inhibitor, in first-line relapsed/refractory small cell and non-small cell lung cancers. Anti-tumor activity was observed, including evidence of stable disease, minor responses and partial responses reported in one arm of the small cell lung cancer study, and minor and mixed responses and stable disease in the non-small cell lung cancer trial.

Sunesis initiated the Phase 2 studies of SNS-595 in small cell lung cancer and non-small cell lung cancer in 2006 to evaluate the compound’s activity as a single agent in the second-line treatment setting. Both clinical trials utilized a two-stage design, enabling an interim assessment of clinical activity in order to determine next steps for the compound’s evaluation in each tumor indication. All patients received doses of 48 mg/m2 every three weeks, the maximum-tolerated dose identified in Phase 1 clinical trials. Consistent with prior findings, SNS-595 was generally well-tolerated.

Sunesis’ Phase 2 small cell lung cancer clinical trial included two arms of relapsed or refractory patients - treatment sensitive and treatment refractory. With nine of eleven evaluable patients in the treatment-sensitive arm of the trial having stable disease or objective responses by the end of two cycles of treatment, the clinical results have exceeded the pre-specified requirement of at least two partial or complete responses in the first 20 evaluable patients for advancing to Stage 2. Based on the interim data analysis reported today, Sunesis plans to continue Phase 2 clinical evaluation of SNS-595 in treatment-sensitive small cell lung cancer patients who had previously responded to first-line therapy, but subsequently relapsed after more than three months. At the completion of the study, all radiographs will be centrally reviewed.

In the second arm of the Phase 2 small cell lung cancer trial, twenty evaluable patients classified as treatment refractory (defined as those who relapsed after less than three months or never responded to front-line treatment) were enrolled. Although there were reports of stable disease, and one minor response, none of the patients in this arm of the trial achieved an objective response. Based on these data, Sunesis will discontinue enrollment in this arm of the small cell lung cancer study.

“SNS-595 has thus far shown promising results in relapsed patients with front-line treatment-sensitive small cell lung cancer, warranting further clinical investigation,” said David S. Ettinger, M.D., Department of Oncology, The Sidney Kimmel Comprehensive Cancer Center and a lead investigator on the Sunesis SNS-595 study. “Small cell lung cancer patients have few new treatment options and disease recurrence rates and fatalities in this type of lung cancer are unfortunately high. The investigators and I look forward to enrolling the additional patients required to complete the study expeditiously and to evaluating the complete results of this Phase 2 study.”

Sunesis’ Phase 2 clinical trial of non-small cell lung cancer patients enrolled a total of 25 evaluable patients who had previously failed first-line therapy. Over 50 percent of patients achieved stable disease or better, including some minor and mixed responses. However, objective responses as defined by RECIST criteria have not been observed to date. Based on the strict requirements of the trial design, Sunesis does not expect to enroll additional patients in this trial; three patients remain on study. Based on the activity observed, the company will consider additional clinical evaluation of SNS-595 in combination with other anti-cancer agents in patients with non-small cell lung cancer once the complete results from this trial have been fully evaluated.

“SNS-595 is a promising cell-cycle inhibitor with broad clinical potential in cancer. We are particularly encouraged by the signs of anti-tumor activity observed to date in the small cell lung cancer trial. While no objective responses were reported, SNS-595 showed suggestions of clinical activity in the non-small cell lung cancer trial, including minor and mixed responses,” said Daniel C. Adelman, M.D., Sunesis’ Senior Vice President, Research and Development. “These two-stage trials were designed with strict criteria for advancement from the first to the second stages in order to provide early clinical read-outs on signals of anticancer activity and to allow us to focus our resources on the most promising indications for further development. The interim data announced today achieve these objectives, and provide clear guidance to continue the evaluation of SNS-595 as a single agent in the relapsed, front-line sensitive small cell lung cancer setting.”

Sunesis will submit complete data from both trials for peer-reviewed presentation later this year.

About SNS-595
SNS-595 is a promising novel cell-cycle inhibitor currently in a Phase 1 acute leukemia clinical trial and Phase 2 lung and ovarian cancer clinical studies. SNS-595, a naphthyridine analog, has a novel mechanism of action that selectively targets and kills proliferating cells during the DNA replication phase of the cell cycle. SNS-595 works through the DNA-protein kinase and p73 dependent pathways to induce apoptosis, or programmed cell death. In clinical trials conducted to date, SNS-595 has been well tolerated and has shown promising signs of clinical activity in both solid and hematological tumor types. In earlier preclinical evaluation, SNS-595 demonstrated broad and potent activity across xenograft, syngeneic and drug-resistant models.

Conference Call Information
Management will host a conference call to discuss the data disclosed in this press release. The conference call will take place at 11:00 am EST/8:00 am PST today (Monday January 29, 2007).

Individual and institutional investors can access the call via (800) 289-0544 (U.S. and Canada) or (913) 981-5533 (international). To access the live audio broadcast or the subsequent archived recording, visit the “Investors and Media - Calendar of Events” section of the Sunesis website at http://www.sunesis.com. Please log on to Sunesis' website several minutes prior to the start of the presentation to ensure adequate time for any software download that may be necessary.

Other Business
Sunesis announced today that it has named Zelanna Goldberg, M.D., Associate Director, Clinical Science. The Compensation Committee of the company’s Board of Directors approved an employment commencement grant of a non-qualified stock option to purchase 15,000 shares of Sunesis common stock, effective January 31, 2007. This option award was granted without shareholder approval pursuant to Nasdaq Marketplace Rule 4350 (i)(1)(A)(iv) and with the following material terms: (a) an exercise price equal to the fair market value of the company’s common stock on the grant date, (b) a term of 10 years, and (c) a vesting schedule providing that the option is exercisable as to ¼ of the total grant on the first anniversary of Dr. Goldberg’s hire, and 1/48th of the total grant each month thereafter until each grant is fully vested.

About Sunesis Pharmaceuticals
Sunesis is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule therapeutics for oncology and other serious diseases. Sunesis has built a broad product candidate portfolio through internal discovery and in-licensing of novel cancer therapeutics. Sunesis is advancing its product candidates through in-house research and development efforts and strategic collaborations with leading pharmaceutical and biopharmaceutical companies.

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Forward-Looking Statements
This press release may contain forward-looking statements that involve substantial risks and uncertainties. Sunesis may not actually achieve the plans, intentions or expectations contained in such forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations contained in such forward-looking statements. Sunesis does not assume any obligation to update any such forward-looking statements. For further information on Sunesis Pharmaceuticals, please visit http://www.sunesis.com.

CONTACTS:
Investors	Media
Eric Bjerkholt	Karen L. Bergman or
Chief Financial Officer	Michelle Corral
Sunesis Pharmaceuticals, Inc.	BCC Partners
650-266-3717	650-575-1509 or 415-794-8662